Exhibit 99.1

Connection Reports Third Quarter 2016 Results

THIRD QUARTER SUMMARY:

  Record net sales, up 4% y/y
  Record gross profit, up 9.5% y/y
  Gross margin 13.7%, an increase of 68 basis points y/y
  Diluted EPS: $0.51, up 4% y/y
  Adjusted EPS excluding special charges: $0.54, up 8% y/y
  Rebrands as “Connection” (NASDAQ: CNXN)

MERRIMACK, N.H.--(BUSINESS WIRE)--October 27, 2016--PC Connection, Inc. (dba Connection; NASDAQ: CNXN), an industry-leading National Technology Solutions Provider, today announced results for the quarter ended September 30, 2016. Net sales for the third quarter of 2016 increased by 4.1% to $708.5 million, compared to $680.8 million for the prior year quarter. Gross profit increased by 9.5% from $88.6 million to $97.0 million primarily due to an increase in gross margin from 13.0% to 13.7% in the third quarter of 2016. Net income for the quarter ended September 30, 2016 increased by 4.6% to $13.6 million, or $0.51 per diluted share, compared to net income of $13.0 million, or $0.49 per diluted share for the prior year quarter. Earnings per share, adjusted for acquisition costs, rebranding expenses, restructuring charges, and amortization of acquired intangibles, increased to $0.54 cents per share for the quarter ended September 30, 2016, compared to $0.50 cents per share for the prior year quarter.

“In September we launched our new brand name, Connection, and changed our ticker symbol to CNXN. The brand name reflects our mission to help connect people with technology in new and innovative ways,” said Timothy McGrath, President and Chief Executive Officer. “Connection will unite all of our subsidiaries together into one cohesive brand that reflects the successes of our past and the promise of our future.”

The third quarter 2016 results include $1.1 million of acquisition, rebranding, and restructuring costs. This charge includes professional fees related to the GlobalServe acquisition, expenses related to rebranding to the “Connection” name, severance related to internal restructuring activities, and duplicate costs incurred in relocating facilities. The Company will continue to evaluate additional restructuring in the fourth quarter. In addition, the Company presented separately amortization of acquired intangible assets in the income statement, which was approximately $0.3 million in the quarter.

Net sales for the nine months ended September 30, 2016 were $1,957.0 million, an increase of $67.4 million or 3.6%, compared to $1,889.7 million for the nine months ended September 30, 2015. Gross profit increased by 9.6% from $249.2 million to $273.0 million primarily due to increase in gross margin from 13.2% to 14.0% for the nine months ended September 30, 2016. Net income for the nine months ended September 30, 2016 increased by 5.7% to $35.1 million, or $1.32 per diluted share, compared to net income of $33.2 million, or $1.25 per diluted share, for the nine months ended September 30, 2015. Earnings before interest, taxes, acquisition, rebranding, and restructuring costs, depreciation and amortization, and stock-based compensation expense (“Adjusted EBITDA”) totaled $94.8 million for the twelve months ended September 30, 2016, compared to $86.1 million for the twelve months ended September 30, 2015.

Quarterly Performance by Segment:

  Net sales for the SMB segment increased by 12.5% to $302.4 million in the third quarter of 2016, compared to the prior year quarter. Softmart’s revenues for the third quarter, which were approximately $42 million, are included in SMB since most of their customer base falls into this segment. Gross margin increased by 29 basis points to 15.4% due to strong performance in advanced technology solution categories, which contributed to a 14.7% increase in gross profit.
  Net sales for the Large Account segment decreased by 3.7% to $233.8 million in the third quarter of 2016, compared to the prior year quarter. Gross margin improved by 143 basis points due to a strong performance in advance technology solution categories, which contributed to a 7.8% increase in gross profit.
  Net sales to the Public Sector segment increased by 1.8% to $172.3 million in the third quarter of 2016, compared to the prior year quarter. Gross margin was basically unchanged and resulted in a slight increase in gross profit. The Company’s Public Sector current order backlog is up over $30 million from a year ago. This segment has won several large deals in September and early October, driving the increase. Some of these deals are at lower than average margins due to the competitive nature of the bidding process.

Quarterly Sales by Product Mix:

  Notebook/mobility sales, the Company’s largest product category, increased slightly year over year and accounted for 24% of net sales in the third quarter of 2016 and 2015. Mobility continues to be a strategic focus area for customers in all segments.
  Software sales increased by 46% year over year and accounted for 21% of net sales in the third quarter of 2016 compared to 15% of net sales in the prior year quarter. We experienced growth in cloud-based offerings, security, and virtualization.

Overall gross profit increased by $8.4 million, or 9.5%, in the third quarter of 2016, compared to the prior year quarter. Consolidated gross margin, as a percentage of net sales, increased to 13.7% for the third quarter of 2016, compared to 13.0% for the prior year quarter.

Selling, general and administrative expenses, excluding acquisition costs, rebranding expenses, restructuring charges, and amortization of acquired intangibles, increased in the third quarter of 2016 to $73.2 million from $66.2 million in the prior year quarter, with variable cost increasing due to higher levels of gross profit. We also had three months of Softmart SG&A in the current quarter. We continue to invest in technical solution sales capabilities and expect SG&A expenses to rise accordingly. However, we are highly focused on improving efficiencies and streamlining wherever possible.

Total cash was $66.9 million at September 30, 2016, compared to $80.2 million at December 31, 2015. The Company has generated positive cash flow of approximately $32 million for the first nine months of 2016 before the Softmart acquisition of $34 million and the special dividend of $10.6 million. Days sales outstanding were 42 days at September 30, 2016, and inventory turns were 23 turns in the third quarter of 2016.

The Company acquired GlobalServe, Inc. on October 11, 2016. GlobalServe has developed a sophisticated network of over 500 resellers in 140 countries throughout the world. These resellers are connected to GlobalServe’s internally-developed portal which enables a customer to have all of their global IT needs met, with a consistent delivery of lead times, reporting, pricing, and logistics. The key benefit to us is the ability to offer our existing and new customers this global capability. Virtually all of our large customers have international needs and now we own an industry leading tool which will simplify our customer’s global IT procurement and reduce costs. We believe that this acquisition gives us a true competitive advantage in the marketplace, and we expect this will be an important component of our future growth strategy.

“The Company achieved record sales and increased earnings per share this quarter despite an overall soft IT spending environment. The main driver of profitability was an increase in gross margin percentage, as the Company continues to focus on selling advanced solutions. The recent acquisitions of Softmart and GlobalServe have expanded our capabilities and added significantly to our customer count, sales headcount, and technical personnel. We believe our team and the strategies we have in place position us well to gain market share and increase long-term shareholder value,” concluded Mr. McGrath.

Non-GAAP Financial Information

Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures. This information is included to provide information with respect to the Company’s operating performance and earnings.

About Connection

Connection (www.connection.com; NASDAQ: CNXN), is the combined corporate brand name for PC Connection, Inc., a Fortune 1000 company, along with its subsidiaries: PC Connection Sales, GovConnection, MoreDirect, and Softmart, reflecting the Company’s mission to connect people with technology that enhances growth, elevates productivity, and empowers innovation. Headquartered in Merrimack, NH with offices throughout the United States, the Company continues to deliver custom-configured computer systems overnight from our ISO 9001:2008 certified technical configuration lab at our distribution center in Wilmington, OH. Connection also services international customers through a global alliance with Bechtle AG, an IT provider based in Europe. In addition, the company has over 2,500 technical certifications to ensure that we can solve the most complex issues of our customers. Investors and media can find more information about Connection at http://ir.connection.com.

Connection – Business Solutions (800-800-5555), (the original business of PC Connection,) operating through our PC Connection Sales Corp. subsidiary, is a rapid-response provider of IT products and services serving primarily the small- and medium-sized business sector. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection – Public Sector Solutions (800-800-0019), our GovConnection, Inc. subsidiary, is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

Connection – Enterprise Solutions (561-237-3300), www.connection.com/enterprise, our MoreDirect, Inc. subsidiary, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, a proprietary cloud-based eProcurement system. The team’s engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection – Global Solutions (800-800-1319), www.connection.com/global, our recent Softmart acquisition, is a global supplier of technology, tools, and service solutions with more than 34 years of expertise in helping customers simplify software purchasing. As a Microsoft Licensing Solution Provider (LSP), the team offers industry-leading volume software license programs and affiliated license support.

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on currently available information, operating plans, and projections about future events and trends. Terms such as "believe," "expect," "intend," “plan,” "estimate," "anticipate," “may,” "will," or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward-looking statements include such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties, include, but are not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, market acceptance of the Company’s new branding, fluctuations in operating results, the ability of the Company to manage personnel levels in response to fluctuations in revenue, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2015. More specifically, the statements in this release concerning the Company’s outlook for selling, general, and administrative expenses, the Company’s efforts in improving efficiencies and streamlining its business and other statements of a non-historical basis (including statements regarding the Company’s ability to increase market share and enhance long-term shareholder value and the Company’s continuing investments in technical solution sales capabilities) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs, the ability of the Company to gain or maintain market share, and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise, except as required by law.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended September 30,	2016		2015
		% of		% of	%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)		Net Sales		Net Sales	Change

Operating Data:
Net sales	$708,485		$680,769		4%
Diluted earnings per share	$0.51		$0.49		4%

Gross margin	13.7%		13.0%
Operating margin	3.2%		3.2%
Return on equity (1)	12.1%		12.3%

Inventory turns	23		23
Days sales outstanding	42		40

	% of		% of
Product Mix:	Net Sales		Net Sales
Notebooks/Mobility	24%		24%
Software	21		15
Servers/Storage	9		11
Net/Com Products	8		9
Other Hardware/Services	38		41
Total Net Sales	100%		100%

Stock Performance Indicators:
Actual shares outstanding	26,559		26,444
Total book value per share	$16.14		$14.70
Tangible book value per share	$13.15		$12.71
Closing price	$26.42		$20.73
Market capitalization	$701,689		$548,184
Trailing price/earnings ratio	14.4		12.2
LTM Adjusted EBITDA (2)	$94,819		$86,122
Adjusted market capitalization/LTM Adjusted EBITDA (3)	6.7		5.5

(1) Based on last twelve months' net income.
(2) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for acquisition, rebranding, and restructuring costs, and stock-based compensation.
(3) Adjusted market capitalization is defined as gross market capitalization less cash balance.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended September 30,	2016		2015
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

SMB	$302,410	15.4%	$268,720	15.1%
Large Account	233,778	13.3	242,771	11.9
Public Sector	172,297	11.1	169,278	11.2
Total	$708,485	13.7%	$680,769	13.0%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended September 30,	2016		2015
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$708,485	100.0%	$680,769	100.0%
Cost of sales	611,518	86.3	592,201	87.0
Gross profit	96,967	13.7	88,568	13.0

Acquisition, rebranding, and restructuring costs	1,054	0.1	459	0.1
Amortization of acquired intangible assets	293	–	–	–
Selling, general and administrative expenses, other	73,175	10.4	66,248	9.7
Income from operations	22,445	3.2	21,861	3.2

Interest/other expense, net	(27)	–	(29)	–
Income tax provision	(8,825)	(1.3)	(8,831)	(1.3)
Net income	$13,593	1.9%	$13,001	1.9%

Earnings per common share:
Basic	$0.51		$0.49
Diluted	$0.51		$0.49

Shares used in the computation of earnings per common share:
Basic	26,542		26,423
Diluted	26,736		26,622

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Nine Months Ended September 30,	2016		2015
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$1,957,044	100.0%	$1,889,650	100.0%
Cost of sales	1,684,010	86.0	1,640,482	86.8
Gross profit	273,034	14.0	249,168	13.2

Acquisition, rebranding, and restructuring costs	1,895	0.1	730	–
Amortization of acquired intangible assets	377	–	–	–
Selling, general and administrative expenses, other	212,143	10.9	192,775	10.2
Income from operations	58,619	3.0	55,663	3.0

Interest/other expense, net	(53)	–	(67)	–
Income tax provision	(23,452)	(1.2)	(22,382)	(1.2)
Net income	$35,114	1.8%	$33,214	1.8%

Earnings per common share:
Basic	$1.32		$1.26
Diluted	$1.32		$1.25

Shares used in the computation of earnings per common share:
Basic	26,514		26,281
Diluted	26,699		26,514

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for acquisition, rebranding and restructuring costs, and stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

(amounts in thousands)	Three Months Ended September 30,			LTM Ended September 30, (1)
	2016	2015	% Change	2016	2015	% Change
Net income	$13,593	$13,001		$48,727	$45,158
Depreciation and amortization	2,701	2,226		9,869	8,692
Income tax expense	8,825	8,831		32,710	30,513
Interest/other expense, net	27	29		73	81
EBITDA	25,146	24,087		91,379	84,444
Acquisition, rebranding and restructuring costs (2)	1,054	459		2,191	730
Stock-based compensation	330	257		1,249	948
Adjusted EBITDA	$26,530	$24,803	7%	$94,819	$86,122	10%

(1) LTM: Last twelve months

(2) Acquisition, rebranding and restructuring costs consist of professional fees related to the Softmart and Global Serve acquisitions, costs associated with the re-branding of the company to "Connection', severance related to internal restructuring activities, duplicate costs incurred in our office move of our Chicago-area office, and in 2015, duplicate costs incurred in the transition to a new distribution center.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

A reconciliation from Net Income to Adjusted Net Income is detailed below. Adjusted Net Income is defined as Net Income plus the Amortization of Acquired Intangible Assets and Acquisition, Rebranding, and Restructuring Costs, net of tax. Adjusted Net Income and Adjusted Earnings Per Share are considered non-GAAP financial measures (see note above in Adjusted EBITDA for a description of non-GAAP financial measures). The Company believes that these non-GAAP disclosures provide helpful information with respect to the Company's operating performance.
(amounts in thousands, except per share data)	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
Net income	$13,593	$13,001		$35,114	$33,214
Acquisition, rebranding, and restructuring costs, net of tax (1)	639	274		1,137	436
Amortization of acquired intangible assets, net of tax (2)	178	-		226	-
Adjusted Net Income	$14,410	$13,275		$36,477	$33,650
Diluted shares	26,736	26,622		26,699	26,514
Adjusted Diluted Earnings per Share	$0.54	$0.50	8%	$1.37	$1.27	8%

(1) Acquisition, rebranding, and restructuring costs consist of professional fees related to the Softmart and Global Serve acquisitions, costs associated with the re-branding of the Company to "Connection," severance related to internal restructuring activities, duplicate costs incurred in our office move of our Chicago-area office, and in 2015, duplicate costs incurred in the transition to a new distribution center.

(2) Amortization of acquired intangible assets relates to intangible assets recorded as a result of the acquisition of Softmart.

	September 30,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2016	2015
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$66,883	$80,188
Accounts receivable, net	357,967	356,145
Inventories	101,982	102,780
Deferred income taxes	-	7,909
Prepaid expenses and other current assets	4,109	4,254
Income taxes receivable	1,660	1,575
Total current assets	532,601	552,851
Property and equipment, net	34,287	32,227
Goodwill	67,510	51,276
Other intangibles, net	12,142	1,668
Other assets	1,193	1,052
Total Assets	$647,733	$639,074

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$159,619	$166,516
Accrued expenses and other liabilities	25,885	36,207
Accrued payroll	17,301	19,280
Total current liabilities	202,805	222,003
Deferred income taxes	13,871	21,615
Other liabilities	2,284	3,005
Total Liabilities	218,960	246,623
Stockholders’ Equity:
Common stock	284	284
Additional paid-in capital	110,369	109,161
Retained earnings	333,982	298,868
Treasury stock at cost	(15,862)	(15,862)
Total Stockholders’ Equity	428,773	392,451
Total Liabilities and Stockholders’ Equity	$647,733	$639,074

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine Months Ended September 30,	2016	2015
(amounts in thousands)
Cash Flows from Operating Activities:
Net income	$35,114	$33,214
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,504	6,597
Stock-based compensation expense	975	720
Provision for doubtful accounts	239	1,103
Deferred income taxes	165	56
Excess tax benefit from exercise of equity awards	(385)	(472)

Changes in assets and liabilities:
Accounts receivable	19,530	(39,262)
Inventories	954	(11,656)
Prepaid expenses and other current assets	506	79
Other non-current assets	(141)	(449)
Accounts payable	(20,922)	35,654
Accrued expenses and other liabilities	(3,757)	(279)
Net cash provided by operating activities	39,782	25,305

Cash Flows from Investing Activities:
Purchases of equipment	(8,746)	(10,069)
Purchase of Softmart	(33,983)	-
Net cash used for investing activities	(42,729)	(10,069)

Cash Flows from Financing Activities:
Dividend payment	(10,591)	-
Issuance of stock under Employee Stock Purchase Plan	473	435
Excess tax benefit from exercise of equity awards	385	472
Exercise of stock options	-	379
Payment of payroll taxes on stock-based compensation through shares withheld	(625)	(564)
Net cash (used for) provided by financing activities	(10,358)	722
(Decrease) increase in cash and cash equivalents	(13,305)	15,958
Cash and cash equivalents, beginning of period	80,188	60,909
Cash and cash equivalents, end of period	$66,883	$76,867

Non-cash Investing Activities:
Accrued capital expenditures	$160	$711

Supplemental Cash Flow Information:
Income taxes paid	$23,953	$23,360

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CONTACT:
PC Connection, Inc.
William Schulze, 603-683-2262
Vice President and Interim Chief Financial Officer